Exhibit 99.1

NEWS RELEASE

Rambus and Nanya Sign Patent License Agreement

Settles all outstanding disputes and creates opportunities for collaborative engagements

SUNNYVALE, CALIF. and TAOYUAN, TAIWAN  — March 23, 2014 — Rambus Inc. (NASDAQ:RMBS), the innovative technology solutions company, and Nanya Technology Corporation, the industry leading pure-play consumer memory company, today announced they have signed a broad five-year patent license agreement. This agreement allows for the use of certain high-performance, low-power patented innovations developed by Rambus in Nanya DRAM products and enables future technology collaboration. Under this agreement, Rambus and Nanya have settled all outstanding claims, providing Nanya with access to certain memory-related Rambus innovations through the second quarter of 2018. Other terms of the agreement are confidential.

“This milestone agreement with Nanya marks a new era at Rambus where we have no outstanding litigation and can focus 100 percent on working closely with customers to solve technology challenges,” said Dr. Ron Black, president and chief executive officer of Rambus. “The same inventiveness and entrepreneurialism that drove our technology contributions to modern memory architectures and into the market are being applied to new technology challenges in memory and interface, security, and the Internet of Things architecture and design. This is an exciting time to be at Rambus.”

“We are pleased to put this matter behind us and explore mutually beneficial engagement opportunities to improve our products with Rambus technologies,” said Charles Kau, president of Nanya.

The licensing agreement with Nanya not only enables the use of certain Rambus memory-related innovations for a period of five years, but also opens the door for the two companies to collaborate on memory and interface technologies, which are critical to meeting the emerging power and performance requirements of device-driven markets like mobile and cloud.

About Rambus Inc.

Rambus brings invention to market. Our customizable IP cores, architecture licenses, tools, services, and training improve the competitive advantage of our customer’s products while accelerating their time-to-market. Rambus products and innovations capture, secure and move data. For more information, visit rambus.com.

About Nanya Technology Corporation

Nanya Technology Corporation, a member of the Formosa Plastics Group, is the industry leading pure-play consumer memory company, focusing on research and development, design, manufacturing, and sales of consumer and low power DRAM products. Nanya plans to enlarge market share in the high value-added DRAM market segment. NTC’s common stock is traded on the Taiwan Stock Exchange Corporation (TWSE) under the 2408 symbol. The company currently owns a 300mm fabrication facility in Taiwan and started its 30nm stack process technology mass production in 2012. The company also has a 300mm joint venture, Inotera Memories, Inc., which operates two 300mm fabrication facilities in Taiwan. Further information is available at nanya.com

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